Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-207476, 333-249288 and 333-294218) of our report dated March 13, 2026 relating to the consolidated financial statements of XBiotech Inc. and its subsidiary appearing in this Annual Report on Form 10-K of XBiotech Inc. and its subsidiary for the year ended December 31, 2025.

/s/ Whitley Penn LLP

Austin, Texas

March 13, 2026